Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Marchex, Inc:

We consent to the use of our report dated March 8, 2017, with respect to the consolidated balance sheets of Marchex, Inc. as of December 31, 2016, and the related consolidated statements of operations, stockholders’ equity, and cash flows, for each of the years in the two-year period ended December 31, 2016, incorporated herein by reference.

/s/ KPMG LLP

Seattle, Washington

March 23, 2018